UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
May 9, 2012

ROGERS CORPORATION
(Exact name of Registrant as specified in Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	1-4347 (Commission File Number)	06-0513860 (I.R.S. Employer Identification No.)

One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188
(Address of Principal Executive Offices and Zip Code)

(860) 774-9605
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))

Item 2.05     Costs Associated with Exit or Disposal Activities.

On May 11, 2012, Rogers Corporation (the “Company”) filed a Current Report on Form 8-K under Item 2.05 (the “Original Filing”), disclosing its commitment, in connection with its continuing efforts to reduce operating costs,  to a plan to cease operations at its leased manufacturing site in Bremen, Germany.   The manufacture of certain silicone materials produced in the Bremen facility will be consolidated into the Company’s existing facility in Carol Stream, Illinois.  At the time of the Original Filing, the Company was not able to reasonably estimate the expenses and charges related to the termination of its operations at the Bremen site.  The Original Filing is hereby amended to provide that information.

The expenses and charges related to the termination of the Company’s operations at the Bremen facility are estimated to be $3.0 million, comprised of the following major components:  (i) $0.9 million associated with the early termination of the lease for the 68,000 square foot building; (ii) $0.8 million associated with the separation from employment of approximately 33 employees at the facility; (iii) $0.2 million associated with physically removing and transporting certain manufacturing equipment and preparing the building for return to the landlord; (iv) $0.5 million related to the impairment of certain assets, and (v) approximately $0.6 million of other related charges.  Approximately $2.7 million of these charges will be recognized in the second quarter of 2012 with the remainder to be recognized over the third and fourth quarters of 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION
By:	/s/ Dennis M. Loughran
Dennis M. Loughran
Vice President, Finance and
Chief Financial Officer

Date:  June 14, 2012